                                                                     EXHIBIT 4.5

                                                                 [LINKTONE LOGO]

================================================================================

                              EMPLOYMENT AGREEMENT

                                      Among

                               MICHAEL LI GUANGXIN

                                       And

                                  LINKTONE LTD.

                           Dated as of October 1, 2004

================================================================================

                     THIS EMPLOYMENT AGREEMENT ("Agreement")
                          is made and entered into this

                            1st day of October, 2004
                             (the "Effective Date")

                                 by and between

                                   Michael Li
                                (the "Employee")

                                       and

                          LINKTONE LTD. (THE "COMPANY")

BACKGROUND

WHEREAS the Employee and the Company (a Cayman Islands company) have previously entered into an Employment Agreement dated April 1, 2003 (the "Original Employment Agreement") pursuant to which the Employee has been employed by the Company.

WHEREAS the Employee and the Company desire to enter into this Agreement to supercede, restate and amend in its entirety the Original Employment Agreement on the terms set forth herein for the purpose of retaining the services of the Employee, and to provide the Employee with an inducement to remain with the Company.

NOW, THEREFORE, intending to be legally bound, and in consideration of the premises and the mutual promises set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Employee agree as follows:

DEFINITIONS

"Administrator" means the Compensation Committee (as defined below) or the Board (as defined below) who administer the Employee Stock Options (as defined below) under applicable stock option agreements or stock incentive plans or schemes.

"Affiliate" means with respect to any Person directly or indirectly Controlling, Controlled by, or under common Control with such Person.

"Ancillary Agreements" is as defined in Article 5.

"Board" means the Board of Directors of the Company.

"Cash Compensation" is as defined in Section 2.1.

"Cause" means (i) the Employee commits a crime involving dishonesty, breach of trust, or physical

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harm to any person; (ii) the Employee willfully engages in conduct that is in bad faith and materially injurious to the Company, including but not limited to, misappropriation of trade secrets, fraud or embezzlement; (iii) the Employee commits a material breach of this Agreement or the Ancillary Agreements, which breach is not cured within twenty (20) days after written notice to the Employee from the Company; (iv) the Employee willfully refuses to implement or follow a reasonable and lawful policy or directive of the Company, which breach is not cured within twenty (20) days after written notice to the Employee from the Company; or (v) the Employee engages in malfeasance demonstrated by a pattern of failure to perform job duties diligently and professionally.

"Change in Control" means a change in ownership or control of the Company effected through either of the following transactions: (i) the direct or indirect acquisition by any person or related group of persons (other than an acquisition from or by the Company or by a Company-sponsored employee benefit plan or by a person that directly or indirectly controls, is controlled by, or is under common control with, the Company) of beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company's outstanding securities pursuant to a tender or exchange offer made directly to the Company's shareholders which a majority of the Continuing Directors who are not Affiliates or Associates of the offeror do not recommend such shareholders accept, or (ii) a change in the composition of the Board over a period of thirty-six (36) months or less such that a majority of the Board members (rounded up to the next whole number) ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who are Continuing Directors. The "Continuing Directors" means members of the Board who either (i) have been Board members continuously for a period of at least thirty-six (36) months or (ii) have been Board members for less than thirty-six
(36) months and were elected or nominated for election as Board members by at least a majority of the Board members described in clause (i) who were still in office at the time such election or nomination was approved by the Board. "Associate" has the meaning ascribed to such term in Rule 12b(2) promulgated under the Exchange Act.

"Company" is as defined in the Preamble.

"Compensation Committee" means the compensation committee of the Board of the Company or such other group of directors performing similar functions.

"Control" (including the terms "Controlled by" and "under common Control with") means the possession, directly or indirectly or as a trustee or executor, of the power to direct or cause the direction of the management of a Person, whether through the ownership of stock, as a trustee or executor, by contract or credit agreement or otherwise.

"Corporate Transaction" means any of the following transactions: (i) a merger or consolidation in which the Company is not the surviving entity, except for a transaction the principal purpose of which is to change the state in which the Company is incorporated; (ii) the sale, transfer or other disposition of all or substantially all of the assets of the Company; (iii) the complete liquidation or dissolution of the Company; (iv) any reverse merger or series of related transactions culminating in a reverse merger (including, but not limited to, a tender offer followed by a reverse merger) in which the Company is the surviving entity but (A) the Ordinary Shares outstanding immediately prior to such merger are converted or exchanged by virtue of the merger into other property, whether in the form of securities, cash or otherwise, or (B) in which securities possessing more than fifty percent (50%) of the total combined voting power of the Company's outstanding securities are transferred to a person or persons different from those who held such securities immediately prior to such merger or the initial transaction culminating in such merger, but

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excluding any such transaction or series of related transactions that the Administrator determines shall not be a Corporate Transaction; or (v) acquisition in a single or series of related transactions by any person or related group of persons (other than the Company or by a Company-sponsored employee benefit plan) of beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company's outstanding securities but excluding any such transaction or series of related transactions that the Administrator determines shall not be a Corporate Transaction.

"Effective Date" is as defined in the Preamble.

"Employee" is as defined in the Preamble.

"Employee Resignation" and "Employee Resignation Date" are defined in Section 3.1.2.

"Employee Stock Options" shall be the right given by the Company to the Employee on specific vesting dates during the Employment Term to purchase a specific number of Ordinary Shares or other securities of the Company at a specific exercise price, as set forth in Section 2.6, with more detailed terms and conditions provided in the relevant employee stock option plan or scheme or stock option award agreements thereunder.

"Employment Capacity" shall be Chief Operating Officer reporting to the Board of the Company.

"Employment Contract Termination Date" means the later of April 1, 2006 or the date on which either the Company or the Employee elects not to extend this Agreement further by giving written notice to the other party.

"Employment Final Termination Date" means the date upon which the Employee's employment with the Company ceases for any reason.

"Employment Term" is as defined in Section 1.1.

"Exchange Act" means the U.S. Securities Exchange Act of 1934, as amended.

"Good Reason" in the context of the Employee's resignation is defined as (a) a change in the Employee's position which materially reduces the Employee's level of responsibilities, duties or stature; (b) a reduction in the Employee's Monthly Base Salary or (c) a relocation of the Employee's principal place of employment by more than 50 miles.

"Monthly Base Salary" is as defined in Section 2.1 (i).

"Ordinary Shares" means the ordinary shares of the Company.

"Original Employment Agreement" is as defined in the Preamble.

"Performance Targets" shall be as defined in Section 2.1.

"Person" means an individual, corporation, partnership, limited liability company, limited partnership, association, trust, unincorporated organization or other entity or group (as defined in Section 13(d)(3) and Section 14(d)(2) of the Exchange Act).

"RMB" or Renminbi means the legal currency of the People's Republic of China.

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"Subsidiary" means, with respect to any Person, any entity which securities or other ownership interests having ordinary voting power to elect a majority of the Board or other persons performing similar functions are at the time directly or indirectly owned by such Person.

"U.S. dollars" or "US$" means the legal currency of the United States.

ARTICLE 1. EMPLOYMENT AND TERM

      The Company hereby employs the Employee and the Employee hereby agrees to such employment by the Company during the Employment Term to serve as the Chief Operating Officer, with the customary duties, authorities and responsibilities of such position and such other duties, authorities and responsibilities relative to the Company that may from time to time be delegated to the Employee by the officers of the Company. The Employee shall perform such duties and responsibilities as are normally related to such position in accordance with the standards of the industry and any additional duties now or hereafter assigned to the Employee by the Company. The Employee shall abide by the Company's rules, regulations and practices as they may from time-to-time be adopted or modified.

1.1 EMPLOYMENT TERM. The Employment Term of this Agreement shall commence on the Effective Date and shall continue until the earlier of the Employment Contract Termination Date or the Employment Final Termination Date.

1.2 FULL WORKING TIME. During the Employment Term, the Employee shall devote all of his attention, experience and efforts during normal business hours to the proper performance of his duties hereunder and to the business and affairs of the Company.

1.3 CHANGE IN CONTROL/CORPORATE TRANSACTION. Notwithstanding the foregoing, if a Change in Control or Corporate Transaction occurs prior to the Employment Contract Termination Date, then the terms outlined in Article 4 shall apply.

ARTICLE 2. COMPENSATION PACKAGE AMOUNT

2.1 CASH COMPENSATION. During the Employment Term, as compensation for services hereunder and subject to the performance of his obligations hereunder, the Employee shall be paid the cash compensation (the "Cash Compensation"), which consists of the following:

            i. Base Salary: base salary in the amount of RMB 1,407,600 (which is equivalent as of the date hereof to One Hundred and Seventy Thousand U.S. Dollars (US$170,000)) payable in twelve monthly installments ("Monthly Base Salary") and pro rated for the number of days actually worked by Employee in any month in which the Employment Contract Termination Date or the Employment Final Termination Date occurs;

            ii. Annual Performance Incentive Cash Bonus: an annual performance incentive cash bonus, payable on or before April 30 of the following calendar year, subject to the

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                  Employee's achievement of the annual performance targets set forth in Exhibit A hereto ("Performance Targets"), such performance as verified and approved by the Compensation Committee in accordance with Section 2.7 and the formula set forth below, with the Target Variable of RMB 662,400 (which is equivalent as of the date hereof to Eighty Thousand US Dollars (US$80,000)) for the calendar year 2004:

                                                   Percentage of Target Variable
Percentage of Achievement of Performance Targets             Payable
------------------------------------------------   -----------------------------
Between 80% and 100% (Exclusive)                             50%
100% or above                                               100%

                  The Employee is not entitled to any annual incentive cash bonus mentioned above unless he has been employed by the Company for the full calendar year.

            iii. One-time bonus: a one-time bonus in the amount of RMB 248,400 (which is equivalent as of the date hereof to Thirty Thousand US Dollars (US$30,000)) payable by the Company in lump sum to Employee in the fourth quarter of 2004 or any other date as determined by the Company at its discretion.

                  The Cash Compensation shall be payable in RMB. The Employee may elect, at his own foreign exchange risk and expense, to receive a percentage of such Cash Compensation in foreign currencies, under which circumstances the Company will pay such amount in the foreign currencies as designated by the Employee at the exchange rate made available to the Company by any financial institution selected by the Company which provides foreign currency exchange services for the Company.

2.2 BENEFITS. During the Employment Term, as compensation for services hereunder, the Employee shall be entitled to the benefits as follows:

            i. Housing Allowance: housing allowance in the aggregate amount of up to RMB 20,700 (which is equivalent to as of the date hereof Two Thousand and Five Hundred US Dollars (US$2,500)) per month.

            ii. Insurance: health and life insurance providing international standard coverage as determined by the Compensation Committee after consultation with the Employee, with insurance premiums per individual family member in the amount of up to RMB 41,400 (which is equivalent to as of the date hereof Five Thousand US Dollars (US$5,000)) per year.

            iii. Education Reimbursement: reimbursement of education cost incurred for child living in China, up to RMB 124,200 (which is equivalent to as of the date hereof Fifteen Thousand US Dollars (US$15,000)) per child per year through secondary school.

            iv. Company Car: use of car (Buick sedan class) and driver as provided by the Company.

            v. Travel Allowance: business class air fare for spouse accompanying Employee on one overseas business trip per year.

            vi. Tax Advisory Services: reimbursement for actual tax advisory service fees incurred, up to RMB 11,600 (which is equivalent to as of the date hereof One Thousand Four

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                  Hundred US Dollars (US$1,400)) per year.

                  All reimbursements will be paid subject to Employee's delivery of actual expense receipts/invoices documenting the relevant reimbursement requested.

2.3 INDIVIDUAL INCOME TAX. The Employee shall be responsible for paying his own individual income tax in respect of the compensation received hereunder, and Employee will certify in writing annually to the Board that he has accurately reported and timely paid all income tax due in connection with such compensation. The Company will make all required tax and statutory withholdings according to the PRC taxation laws and the tax amount will be deducted from the Employee's Monthly Base Salary, which deduction Employee hereby consents to.

2.4 ANNUAL LEAVE. The Employee shall be entitled to four weeks of annual leave with pay during each calendar year of the Employment Term, which must be taken in accordance with the Company's vacation policy then in effect.

2.5 TRAVEL EXPENSES REIMBURSEMENT. The Company shall pay or reimburse the Employee for reasonable business expenses actually incurred or paid by the Employee during the Employment Term, in the performance of his services hereunder.

2.6 EMPLOYEE STOCK OPTION AWARDS. Before entering into this Agreement, the Employee has been granted the following Employee Stock Options: (1) LT2000-1-040103-L208 (as amended pursuant to Amendment No.1) and LT2000-1-040103A-L208 (as amended pursuant to Amendment No.1) and (2) LT2003-072104-L208, which has the terms set forth in Exhibit B which is attached hereto.

2.7 ANNUAL REVIEW. The terms of the compensation package provided under this Agreement and the Employee's recommendations in connection therewith shall be reviewed by the Compensation Committee and/or the Board from time to time. At a minimum, the Company's Compensation Committee will review in the second quarter of each calendar year or at such other time as the Company and Employee shall agree, (a) the compensation package of the Employee, including approval of the annual performance incentive cash bonus payable, if any, based on achievement of the prior calendar year's Performance Targets and (b) the approval of Performance Targets (with specific qualitative and quantitative performance factors) and Target Variable for determining the annual incentive bonus payouts for the current calendar year. Except for agreed changes, if any, pursuant to clause (b) of the preceding sentence, any amendment agreed upon by the Board or the Compensation Committee and the Employee to the terms of the Employee's compensation package will not be retroactive and shall take effect from the time such amendment is made. The parties hereto agree that, as a general principle, amendments to the compensation package of the Employee shall not be made to, directly or indirectly, address changes in applicable law (including tax laws) and other regulatory developments which affect the Employee.

ARTICLE 3. TERMINATION

3.1   GENERAL.

      3.1.1 COMPANY'S RIGHT TO TERMINATE. The Company shall have the right to terminate the employment of the Employee at any time with or without Cause, but the relative

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            rights and obligations of the parties in the event of any such termination or resignation shall be determined under this Agreement.

      3.1.2 EMPLOYEE'S RESIGNATION RIGHT. The Employee shall have the right to resign for any reason with 30 days prior notice to the Company, but the relative rights and obligations of the parties in the event of any such resignation shall be determined under this Agreement (such event, an "Employee Resignation", and the date of notice by the Employee to the Company, the "Employee Resignation Date").

3.2   TERMINATION UNDER CERTAIN CIRCUMSTANCES.

      3.2.1 TERMINATION FOR CAUSE. In the event the Company terminates the Employee's employment for Cause prior to the expiration of the Employment Term, subject to the Employee's compliance with Articles 5, 6 and 7, the Company will be obliged to pay only the Standard Termination Entitlements as defined in Section 3.4.1, and the Employee's right to exercise the Employee Stock Options described under Section 2.6 shall be determined pursuant to the applicable stock option agreements and stock incentive plan governing such options.

      3.2.2 RESIGNATION FOR ANY REASON OTHER THAN GOOD REASON. In the event the Employee resigns for any reason other than Good Reason prior to the expiration of the Employment Term, subject to the Employee's compliance with Articles 5, 6 and 7:

      i. the Company will be obliged to pay the Standard Termination Entitlements as defined in Section 3.4.1, and

      ii. a portion of the Employee Stock Options described under Section 2.6(1) which are unvested on such date shall vest in accordance with the option agreements (as amended) governing those options.

      3.2.3 TERMINATION WITHOUT CAUSE OR RESIGNATION FOR GOOD REASON. Except in the event of a Change in Control or a Corporate Transaction, in the event that the Company terminates the Employee's employment without Cause or the Employee resigns for Good Reason, subject to the Employee's compliance with Articles 5, 6 and 7:

      i. the Company will be obligated to pay the Standard Termination Entitlements as defined in Section 3.4.1 and the Severance Benefits as defined in Section 3.4.2.; provided that Employee's eligibility for Severance Benefits is conditioned on Employee having first signed a release certificate in the form attached as Exhibit E, and

      ii. a portion of the Employee Stock Options described under Section 2.6(1) which are unvested on such date shall vest in accordance with the option agreements (as amended) governing those options.

      3.2.4 TERMINATION UPON A CHANGE IN CONTROL. In the event of a Change in Control or Corporate Transaction, the terms outlined in Article 4 shall apply.

3.3 LIQUIDATED DAMAGES. The Company and Employee hereby stipulate that the damages

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      which may be incurred by the Employee as a consequence of any such termination of employment are not capable of accurate measurement as of the Effective Date and that the liquidated damages payments provided for in this Agreement constitute a reasonable estimate under the circumstances of, and are in full satisfaction of, all damages sustained as a consequence of any such termination of employment.

3.4   DEFINITIONS.

      3.4.1 STANDARD TERMINATION ENTITLEMENTS. For all purposes of this Agreement, the "Standard Termination Entitlements" shall mean and include:

       i. the Employee's earned but unpaid compensation (including, without limitation, salary, bonus and all other items which constitute wages under applicable law) as of the date of his termination of employment. This payment shall be made at the time and in the manner prescribed by law applicable to the payment of compensation but in no event later than 30 days after the date of the Employee's termination of employment;

       ii. the benefits, if any, due to the Employee (and the Employee's estate, surviving dependents or his designated beneficiaries) under the employee benefit plans and programs and compensation plans and programs (including stock option plans) maintained for the benefit of the employees of the Company; and

       iii. all of the Employee's Employee Stock Options that have been deemed to have vested at or prior to the Employment Final Termination Date under the terms of applicable stock option agreements and stock incentive plans.

      3.4.2 SEVERANCE BENEFITS. For all purposes of this Agreement, the Employee's "Severance Benefits" shall mean:

       i. the payment of a lump sum amount equal to (i) three (3) plus the total number of years between April 1, 2003 (the "Date of Hire") and the Employment Final Termination Date, multiplied by (ii) the Employee's Monthly Base Salary in effect immediately prior to his termination of employment; if the Employment Final Termination Date occurs six months or more after an anniversary of the Date of Hire, such half-year period after the anniversary shall be included in the number of years referenced above (e.g., if the Employment Final Termination Date is two years and ten months after the Date of Hire, then the total number which the Employee's Monthly Base Salary would be multiplied by for purposes of this subsection would be 5.5); and

       ii. for a period of six months after the Employee's termination of employment, direct payment by the Company to the carrier of the premiums due for any health insurance continuation coverage elected by the Employee under the Company group health plans pursuant to the Consolidated Budget Reconciliation of 1985.

ARTICLE 4. CHANGE IN CONTROL/CORPORATE TRANSACTION.

4.1 EMPLOYMENT TERM. If a Change in Control or Corporate Transaction occurs prior to the Employment Contract Termination Date, then the Employment Term shall remain unchanged.

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4.2 SEVERANCE PAYMENT AMOUNT. If a Change in Control or Corporate Transaction occurs prior to the Employment Contract Termination Date and the Company terminates the Employee's employment without Cause or the Employee resigns for Good Reason, then the Employee will be entitled to (a) a payment equal to the greater of (six) 6 times the Monthly Rate of Compensation or (y) 12 months' Monthly Base Salary less any compensation paid to the Employee during the period between the Change in Control or Corporate Transaction and Employment Final Termination Date, and (b) subject to the Employee's compliance with Articles 5, 6 and 7, the Standard Termination Entitlements as defined in Section 3.4.1.

4.3 HEALTH AND LIFE INSURANCE BENEFITS. If a Change in Control or Corporate Transaction occurs prior to the Employment Contract Termination Date, then the Employee will be entitled to Company-paid contributions for health and life insurance premiums for the greater of six months or the number of months between the Employment Final Termination Date and the first anniversary of the Change in Control or Corporate Transaction.

4.4   SECTION 280G. In order to avoid the payment of excise tax imposed by
      Section 4999 of the Internal Revenue Code of 1986 (the "Code"), the Company may reduce the payments or benefits to the Employee (within the meaning of Section 280G(b)(2) of the Code). Such reduction may apply to cash payments, vesting acceleration of Employee Stock Options and other benefits received by the Employee, which could result in the acceleration of vesting of only a portion or none of then unvested Employee Stock Options. In no event shall any payment be made under this Agreement if it would result in an excess parachute payment under section 280G of the Internal Revenue Code of 1986.

ARTICLE 5. PROPRIETARY INFORMATION AND NON-COMPETITION

      The Employee shall, on the Effective Date, enter into a Key Employee Invention Assignment and Confidentiality Agreement in the form as Exhibit C attached hereto and a Non-Compete Agreement (together with the Key Employee Invention Assignment and Confidentiality Agreement, the "Ancillary Agreements") in the form as Exhibit D attached hereto. The Employee agrees that the entering into the Ancillary Agreements is necessary to protect the interests of the Company, its Subsidiaries or Affiliates and is reasonable and valid in geographical and temporal scope and in all other respects. If any court determines that this Article 5 or any provision in the Ancillary Agreements is unenforceable because of the duration or geographical scope of such provision, such court will have the power to reduce the duration or scope of such provision, as the case may be, and, in its reduced form, such provision will be enforceable.

ARTICLE 6. REMEDIES

      If the Employee commits a breach, or threatens to commit a breach, of any provisions of this Agreement or the Ancillary Agreements (the "Breach"), the Company shall have the right to terminate the employment under Section 3.2.1 and claim for damages associated with the Breach, each of which shall be independent of the others and shall be severally enforceable, and all of which shall be in addition to, and not in lieu of, any other rights and remedies available under law or in equity to the Company. To have the provisions hereof or of the Ancillary Agreements enforced by any court in the State of New York, USA, it being acknowledged and agreed that any breach or threatened breach of any of such provision by the Employee will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company.

ARTICLE 7. DISPUTE RESOLUTION

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      Any dispute, controversy or claim, at any time arising out of or relating to this Agreement, or the breach, termination or invalidity thereof (other than any dispute, controversy or claim pursuant to the Key Employee Invention Assignment and Confidentiality Agreement or Non-Compete Agreement under the Articles 5 hereof, which may, at the option of the Company, be submitted to any court having jurisdiction), shall be referred to the Hong Kong courts for final and binding adjudication. The parties irrevocably waive, to the fullest extent permitted by law, any objection the party may have to the laying of venue for any such suit, action or proceeding brought in such court. THE PARTIES ALSO EXPRESSLY WAIVE ANY RIGHT THEY HAVE OR MAY HAVE TO A JURY TRIAL OF ANY SUCH SUIT, ACTION OR PROCEEDING. If any one or more provisions of this Article 7 shall for any reason be held invalid or unenforceable, it is the specific intent of the parties that such provisions shall be modified to the minimum extent necessary to make it or its application valid and enforceable.

ARTICLE 8. GENERAL PROVISIONS

8.1 NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly received if so given) by hand delivery, telegram, telex, or telecopy, or facsimile transmission, or by mail (registered or certified mail, postage prepaid, return receipt requested) or by any courier service, providing proof of delivery. All communications hereunder shall be delivered to the respective parties at the following addresses or to such other address as the party to whom notice is given may have previously furnished to the other parties hereto in writing in the manner set forth above:

      If to the Employee: Mr. Michael Li
                          c/o Linktone Ltd.
                          5th Floor, No. 689 Beijing Dong Rd.
                          Shanghai 200001
                          People's Republic of China

      If to the Company:  Linktone Ltd.
                          5th Floor, No. 689 Beijing Dong Rd.
                          Shanghai 200001
                          People's Republic of China

8.2 ENTIRE AGREEMENT. This Agreement, taken together with the Ancillary Agreements, shall constitute the entire agreement between the Employee and the Company with respect to the Employee's employment with the Company and supersedes any and all prior agreements and understandings, including but not limited to the Original Employment Agreement, written or oral, with respect thereto.

8.3 AMENDMENTS AND WAIVERS. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only by an instrument in writing and signed by the party against whom such amendment or waiver is sought to be enforced.

8.4 SUCCESSORS AND ASSIGNS. The personal services of the Employee are the subject of this Agreement and the Ancillary Agreements and no part of the Employee's or the Company's

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      rights or obligations hereunder or thereunder may be assigned, transferred, pledged or encumbered by the Employee or the Company. This Agreement and the Ancillary Agreements shall inure to the benefit of, and be binding upon (a) the parties hereto, (b) the heirs, administrators, executors and personal representatives of the Employee and (c) the successors and assigns of the Company as provided herein.

8.5 GOVERNING LAW AND VENUE. This Agreement, including the validity hereof and the rights and obligations of the parties hereunder, and all amendments and supplements hereof and all waivers and consents hereunder, shall be construed in accordance with and governed by the laws of the State of New York, USA, without giving effect to any conflicts of law provisions or rule, that would cause the application of the laws of any other jurisdiction.

8.6 SEVERABILITY. If any provisions of this Agreement, as applied to any part or to any circumstance, shall be adjudged by a court to be invalid or unenforceable, the same shall in no way affect any other provision of this Agreement, the application of such provision in any other circumstances or the validity or enforceability of this Agreement.

8.7 SURVIVAL. The rights and obligations of the Company and Employee pursuant to Articles 3, 4, 5, 6 and 7 shall survive the termination of the Employee's employment with the Company and the expiration of the Employment Term.

8.8 CAPTIONS. The headings and captions used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

8.9 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

EMPLOYEE

By: /s/ Michael Li Guangxin
    -----------------------
    Michael Li Guangxin

COMPANY

By: /s/ Raymond L. Yang
    -----------------------
    Name: Raymond L. Yang
    Title: CEO

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                                                                       Exhibit A

                         2004 Annual Performance Targets

Financial Targets (representing 70% of the total annual target for the Employee):

      - Gross revenue and net income for fiscal year 2004 of at least US$56 million and US$16 million, respectively;

      -     At least nine million unique paying users in December 2004;

      - The Company ranks among the top five in gross revenue generated from wireless value-added services in China among all third party service providers for the fiscal year 2004;

      - The Company ranks among the top eight in gross revenue generated from non-SMS wireless value-added services in China among all third party service providers for the fiscal year 2004, and the Company's non-SMS gross revenue represents at least 25% of its total gross revenue for the fourth quarter of 2004;

      - Selling and marketing expenses for fiscal year 2004 represent less than 18% of total gross revenue for that period; and

      - The Company does not receive a sanction or service suspension from China Mobile or China Unicom either (i) on a nationwide basis or
            (ii) from one or more provinces or municipalities that are material to the Company's business, as determined by the Company's independent directors.

Non-Financial Targets (representing 30% of the total annual target of the Employee):

      - Leadership of the development and integration of a senior management team that formulates and implements mid-term and long-term corporate strategies, as discussed below. Such leadership includes at a minimum:

            - hiring a vice president level manager(s) of operations, marketing and product development; and

            - taking responsibility for the portions of the corporate strategies which are applicable to the Employee's departments and affirmatively working with other members of management to reach a consensus on the appropriate strategies.

            - Establishment and maintenance of a defined "Linktone culture" which is focused on: (i) total compliance with all Company policies and procedures (including, without limitation, the Company's Code of Business Conduct, Amended and Restated Pre-clearance and Blackout Policy and Insider Trading Policy), and applicable laws, (ii) teamwork in implementing the Company's corporate strategies at all levels of the Company and (iii) striving to achieve a continuous improvement in the Company's business, financial condition and results of operations. The creation of this culture includes at a minimum:

            - setting a tone from the top regarding compliance with Company policies and

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            procedures and applicable law, which includes promptly taking appropriate remedial measures against employees who violate the foregoing and reporting violations or suspected violations to the Chief Executive Officer and/or the Board of Directors in a timely manner;

            - ensuring that employees within the Employee's departments receive periodic training on the foregoing and other issues applicable to public companies under U.S. securities laws and Nasdaq rules; and

            - closely supervising sales and other employees in the Company's field offices to ensure their compliance with not only Company policies and procedures and applicable laws, but also with the policies of China Mobile and China Unicom.

      - Develop specific mid-term and long-term corporate strategies with other members of management which are extensively discussed with, and approved by, the Board of Directors prior to implementation. This includes at a minimum:

            - regularly reporting to the Board of Directors on his understanding of the strategies and how he will facilitate their implementation;

            - tangibly supporting the Chief Executive Officer in implementing 1-2 new strategy initiatives by January 1, 2005; and

            - devoting significant time to pursuing M&A and strategic investment opportunities that complement the Company's business, and supporting the Chief Executive Officer to enter into term sheets for (or complete) 1-2 M&A or strategic investments.

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                                                                       Exhibit B

                          Key Terms of New Option Grant

Plan under Which Granted:          2003 Stock Incentive Plan

Grant Date:                        July 19, 2004

Vesting Commencement Date:         July 19, 2004

Exercise Price per Ordinary Share: US$1.04

Total number of Ordinary Shares
subject to the Option:             125,000

Total Exercise Price:              US$130,000

Expiration Date:                   July 18, 2014

Type of Option:                    Incentive

Post-Termination Exercise Period:  Three months

Vesting Schedule:                  25% of the Shares subject to the Option shall
                                   vest twelve months after the Vesting
                                   Commencement Date, and 1/48 of the Shares subject to the Option shall vest on each monthly anniversary of the Vesting
                                   Commencement Date thereafter.

Confidential            Copyright (C) 2004 Linktone Ltd.           Page 16 of 26

                                                                       Exhibit C

         Key Employee Invention Assignment and Confidentiality Agreement

      In consideration of, and as a condition of my continued employment with Linktone Ltd., a Cayman Islands company (as contemplated in the employment agreement between Linktone Ltd. and me (the "Agreement")), or with any of its subsidiaries, including, without limitation, Shanghai Linktone Consulting Co., Ltd., Shanghai Huitong Information Co Ltd., Shanghai Weilan Computer Co. Ltd. and Shanghai Unilink Computer Co. Ltd. (collectively, the "Company"), I hereby represent to, and agree with, the Company as follows:

      I hereby represent to, and agree with the Company as follows:

1. Purpose of Agreement. I understand that the Company is engaged in a continuous program of research, development, production and marketing in connection with its business and that it is critical for the Company to preserve and protect its Proprietary Information (as defined in Section 3 below), its rights in Inventions (as defined in Section 2 below) and in any other intellectual property rights. Accordingly, I am entering into this Employee Invention Assignment and Confidentiality Agreement (this "Agreement") as a condition of my continued employment with the Company, whether or not I am expected to create inventions of value for the Company.

2. Disclosure of Inventions. I will promptly disclose in confidence to the Company all inventions, improvements, designs, original works of authorship, derivative works, formulas, processes, compositions of matter, techniques, know-how, computer software programs, databases, mask works and trade secrets (the "Inventions") that I make or conceive or first reduce to practice or create, either alone or jointly with others, during the period of my employment, whether or not in the course of my employment, and whether or not such Inventions are patentable, copyrightable or protectible as trade secrets or mask works.

3. Proprietary Information. I understand that my employment by the Company creates a relationship of confidence and trust with respect to any information of a confidential or secret nature that may be disclosed to me by the Company that relates to the business of the Company or to the business of any parent, subsidiary, affiliate, customer or supplier of the Company or any other party with whom the Company agrees to hold information of such party in confidence (the "Proprietary Information"). Such Proprietary Information includes but is not limited to any confidential and/or proprietary knowledge, data or information, any past, present or future Inventions, marketing plans, product plans, business strategies, financial information (including budgets and unpublished financial statements), licenses, prices and costs, forecasts, personal information, suppliers, customers and lists of either, information, trade secrets, patents, mask works, ideas, confidential knowledge, data or other proprietary information relating to new and existing products, processes, know-how, designs, formulas, developmental or experimental work, improvements, discoveries, designs and techniques, computer programs, data bases, other original works of authorship, employee information including the skills and compensation of other employees of Company, or other subject matter pertaining to any

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      business of Company. I agree that Company may from time to time create a list of specific Proprietary Information and I will acknowledge any such lists in writing upon request.

4. Confidentiality. At all times, both during my employment and after its termination, I will keep and hold all such Proprietary Information in strict confidence and trust. I will not use or disclose any Proprietary Information without the prior written consent of the Company, except as may be necessary to perform my duties as an employee of the Company for the benefit of the Company. Upon termination of my employment with the Company, I will promptly deliver to the Company all documents and materials of any nature pertaining to my work with the Company. I will not take with me any documents or materials or copies thereof containing any Proprietary Information.

5. Work for Hire; Assignment of Inventions. I acknowledge and agree that any copyrightable works prepared by me either alone or jointly with others, within the scope of my employment are "works for hire" under the United States Copyright Act and that the Company will be considered the author and owner of such copyrightable works. In the event that any such copyrightable works are not deemed to be "works made for hire," I hereby irrevocably assign all of my right, title and interest in and to such copyrightable works to Company. I agree that all Inventions that (i) are developed using equipment, supplies, facilities or trade secrets of the Company, (ii) result from work performed by me for the Company, or (iii) relate to the Company's business or current or anticipated research and development (collectively, "Company Inventions"), will be the sole and exclusive property of the Company and are hereby irrevocably assigned by me to the Company.

6. Assignment of Other Rights. In addition to the foregoing assignment of Company Inventions to the Company, I hereby irrevocably transfer and assign to the Company: (i) all worldwide patents, patent applications, copyrights, mask works, trade secrets and other intellectual property rights in any Company Invention; and (ii) any and all Moral Rights (as defined below) that I may have in or with respect to any Company Invention. I also hereby forever waive and agree never to assert any and all Moral Rights I may have in or with respect to any Company Invention, even after termination of my work on behalf of the Company. "Moral Rights" mean any rights to claim authorship of a Company Invention, to object to or prevent the modification of any Company Invention, or to withdraw from circulation or control the publication or distribution of any Company Invention, and any similar right, existing under judicial or statutory law of any country in the world, or under any treaty, regardless of whether or not such right is denominated or generally referred to as a "moral right".

7. Assistance. For no consideration in addition to my salary or wages during my employment, I agree to assist the Company in every proper way to obtain for the Company and enforce patents, copyrights, mask work rights, trade secret rights and other legal protections for the Company's Inventions in any and all countries. I will execute any documents that the Company may reasonably request for use in obtaining or enforcing such patents, copyrights, mask work rights, trade secrets and other legal protections. My obligations under this paragraph will continue beyond the termination of my employment with the Company, provided that the Company will compensate me at a reasonable rate after such termination for time or expenses actually spent by me at the Company's request on such assistance. I appoint the Secretary of the Company as my attorney-in-fact to execute documents on my behalf for this purpose. I hereby waive and quitclaim to Company any and all claims, of any nature whatsoever, which I now or may

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      hereafter have for infringement of any proprietary rights assigned hereunder to Company.

8. No Breach of Prior Agreement. I represent that my performance of all the terms of this Agreement and my duties as an employee of the Company will not breach any invention assignment, proprietary information, confidentiality or similar agreement with any former employer or other party. I represent that I did not bring with me to the Company or use in the performance of my duties for the Company any documents or materials or intangibles of a former employer or third party that are not generally available to the public or have not been legally transferred to the Company.

9. Efforts; Duty Not to Compete. I understand that my employment with the Company requires my undivided attention and effort during normal business hours. While I am employed by the Company, I will not, without the Company's express prior written consent, provide services to, or assist in any manner, any business or third party which competes with the current or planned business of the Company.

10. Notification. I hereby authorize the Company to notify my actual or future employers of the terms of this Agreement and my responsibilities hereunder.

11. Non-Solicitation of Employees/Consultants. During my employment with the Company and for a period of one (1) year thereafter, I will not directly or indirectly solicit away employees or consultants of the Company for my own benefit or for the benefit of any other person or entity. "Solicit" shall not include the placement of an advertisement in a publication of general circulation.

12. Non-Solicitation of Suppliers/Customers. During my employment with the Company and after termination of my employment, I will not directly or indirectly solicit or take away suppliers or customers of the Company if the identity of the supplier or customer or information about the supplier or customer relationship is a trade secret or is otherwise deemed confidential information within the meaning of Chinese law.

13. Injunctive Relief. I understand that in the event of a breach or threatened breach of this Agreement by me the Company may suffer irreparable harm and will therefore be entitled to injunctive relief to enforce this Agreement, without prejudice to any other rights or remedies that Company may have for a breach of this Agreement.

14. Governing Law; Severability. This Agreement will be governed by and construed in accordance with the laws of New York, without giving effect to that body of laws pertaining to conflict of laws. If any provision of this Agreement is determined by any court or arbitrator of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such provision will be enforced to the maximum extent possible given the intent of the parties hereto. If such clause or provision cannot be so enforced, such provision shall be stricken from this Agreement and the remainder of this Agreement shall be enforced as if such invalid, illegal or unenforceable clause or provision had (to the extent not enforceable) never been contained in this Agreement. Notwithstanding the forgoing, if the value of this Agreement based upon the substantial benefit of the bargain for any party is materially impaired, which determination as made by the presiding court or arbitrator of competent jurisdiction shall be binding, then this Agreement will not be enforceable against such affected party and both parties agree to renegotiate such provision(s) in good faith.

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15. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered will be deemed an original, and all of which together shall constitute one and the same agreement.

16. Titles and Headings. The titles, captions and headings of this Agreement are included for ease of reference only and will be disregarded in interpreting or construing this Agreement. Unless otherwise specifically stated, all references herein to "sections" and "exhibits" will mean "sections" and "exhibits" to this Agreement.

17. Entire Agreement. This Agreement and the documents referred to herein constitute the entire agreement and understanding of the parties with respect to the subject matter of this Agreement, and supersede all prior understandings and agreements, whether oral or written, between or among the parties hereto with respect to the specific subject matter hereof.

18. Amendment and Waivers. This Agreement may be amended only by a written agreement executed by each of the parties hereto. No amendment of or waiver of, or modification of any obligation under this Agreement will be enforceable unless set forth in a writing signed by the party against which enforcement is sought. Any amendment effected in accordance with this section will be binding upon all parties hereto and each of their respective successors and assigns. No delay or failure to require performance of any provision of this Agreement shall constitute a waiver of that provision as to that or any other instance. No waiver granted under this Agreement as to any one provision herein shall constitute a subsequent waiver of such provision or of any other provision herein, nor shall it constitute the waiver of any performance other than the actual performance specifically waived.

19. Successors and Assigns; Assignment. Except as otherwise provided in this Agreement, this Agreement, and the rights and obligations of the parties hereunder, will be binding upon and inure to the benefit of their respective successors, assigns, heirs, executors, administrators and legal representatives. The Company may assign any of its rights and obligations under this Agreement. No other party to this Agreement may assign, whether voluntarily or by operation of law, any of its rights and obligations under this Agreement, except with the prior written consent of the Company.

20. Further Assurances. The parties agree to execute such further documents and instruments and to take such further actions as may be reasonably necessary to carry out the purposes and intent of this Agreement.

21. Not Employment Contract. I understand that this Agreement does not constitute a contract of employment or obligate the Company to employ me for any stated period of time.

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This Agreement shall be effective as of Effective Date.

EMPLOYEE

By: /s/ Michael Li Guangxin
    -----------------------
    Michael Li Guangxin

COMPANY

By: /s/ Raymond L. Yang
    -----------------------
    Name: Raymond L. Yang
    Title: CEO

Confidential            Copyright (C) 2004 Linktone Ltd.           Page 21 of 26

                                                                       Exhibit D

                              Non-Compete Agreement

Dear Michael Li,

      As an employee of Linktone Ltd., a Cayman Islands company (as contemplated in the employment agreement between Linktone Ltd. and me (the "Agreement")), or with any of its subsidiaries, including, without limitation, Shanghai Linktone Consulting Co., Ltd., Shanghai Huitong Information Co Ltd., Shanghai Weilan Computer Co. Ltd. and Shanghai Unilink Computer Co. Ltd., (collectively, the "Company"), you must execute and deliver a covenant not to compete with the Company during your employment and for 12 months thereafter. The terms and conditions set forth below, as applicable, shall, upon your acceptance thereof, become an agreement between you and the Company.

COVENANT NOT TO COMPETE

      It is hereby agreed that, from the date hereof and so long as you are an employee, consultant or serve in a similar capacity with the Company or any of its subsidiaries, you shall devote substantially all of your professional time to the Company and its subsidiaries and shall not participate in any manner in the management or operation of any business other than that of the Company and its subsidiaries or serving on the board of directors of the Company or any of its subsidiaries.

      If your are no longer employed by or acting as a consultant for the Company or its subsidiaries, you shall not be employed by or participate in any manner in the management or operation of any business or entity that is or may be directly competitive with and offering similar products or services as the Company or its subsidiaries until 12 months after the date of termination of employment with the Company or any subsidiary.

COVENANT NOT TO SOLICIT EMPLOYEES

      While employed by Company and for a period of two (2) years after the termination of your employment with Company, you shall not, directly or indirectly, solicit for employment any person who was employed by Company during your employment with Company. In the event that you hire or employ any such person during such two (2) year period (without soliciting such person in violation of this foregoing restriction), you shall reimburse the Company for any and all costs and expenses incurred by the Company to replace such person (including, without limitation, costs and expenses incurred for recruiting, hiring and training).

COVENANT NOT TO DIVERT BUSINESS

      For a period of two (2) years after the termination of your employment with Company, you shall not, directly or indirectly:

Confidential            Copyright (C) 2004 Linktone Ltd.           Page 22 of 26

      (i) work as an employee, employer, consultant, agent, principal, partner, manager, stockholder, officer, director, or in any other individual or representative capacity for any person or entity who or which was a customer of Company during your employment with Company, without the Company's written consent; or

      (ii) call on, solicit, or take away for you or for any other person or entity any person or entity who or which was a customer of Company, or with which Company was in negotiations to become a customer of Company, during your employment with Company.

COMPANY RIGHTS IF YOU VIOLATE THIS AGREEMENT

      In the event that you do not comply with the terms of this Agreement, any profit sharing or stock options to which you would otherwise be entitled will be forfeited.

      In the event you do not comply with the terms of this Agreement, we also reserve the right to discharge you as an employee. Furthermore, we reserve the right to recover monetary damages from you, and we may also recover punitive damages to the extent permitted by law. In the event that monetary damages are an inadequate remedy for any harm suffered by us as a result of a breach of this Agreement by you, we may also seek other relief, including an order of specific performance or injunctive relief. You will not seek, and you agree to waive any requirement for, the securing or posting of a bond in connection with our seeking or obtaining such relief.

      You further agree to indemnify and hold us harmless from any damages, losses, costs or liabilities (including legal fees and the costs of enforcing this indemnity agreement) arising out of or resulting from your failure to abide by the terms of this Agreement.

AT-WILL EMPLOYMENT

      You agree and understand that, except as may be provided in any employment agreement between you and the Company, your employment with the Company is "at-will," meaning that it is not for any specified period of time and can be terminated by you or by the Company at any time, with or without advance notice, and for any or no particular reason or cause. You agree and understand that it also means that job duties, title and responsibility and reporting level, compensation and benefits, as well as the Company's personnel policies and procedures, may be changed at any time at-will by the Company. You understand and agree that nothing about the fact or the content of this Agreement is intended to, nor should be construed to, alter the at-will nature of your employment with the Company. You also understand and agree that the at-will nature of employment with the Company can only be changed by the Chief Executive Officer or President of the Company in an express writing signed and dated by him or her and by you.

ACKNOWLEDGMENT

      You agree that, in light of the substantial benefits you will receive as our employee, the terms contained in this Agreement are necessary and reasonable in all respects and that the restrictions imposed on you are reasonable and necessary to protect our legitimate business interests. You acknowledge that a portion of the salary you receive during your employment with the Company constitutes due consideration for your obligations hereunder. Additionally, you hereby acknowledge and agree that the restrictions imposed on you by this Agreement will not

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prevent you from obtaining employment in your field of expertise or cause you undue hardship.

GOVERNING LAW

      This Agreement shall be governed by and construed in accordance with the laws of the New York, without regard to any conflicts of laws provision thereof.

      By accepting this Agreement, you acknowledge that, given the nature of the Company's business, the provisions contained in this Agreement contain reasonable limitations as to time, geographical area and scope of activity to be restrained, and do not impose a greater restraint than is necessary to protect and preserve the Company and to protect the Company's legitimate interests. If, however, the provisions of this Agreement are determined by any court of competent jurisdiction or any arbitrator to be unenforceable by reason of its extending for too long a period of time or over too large a geographic area or by reason of its being too extensive in any other respect, or for any other reason, it will be interpreted to extend only over the longest period of time for which it may be enforceable and over the largest geographical area as to which it may be enforceable and to the maximum extent in all other aspects as to which it may be enforceable, all as determined by such court or arbitrator in such action.

      Please confirm your agreement with the foregoing by signing and returning directly to the undersigned the duplicate copy of this letter enclosed herewith.

                                                  Very truly yours,

                                                  Linktone Ltd.

                                              By: /s/ Raymond L. Yang
                                                  ------------------------------
                                                  Name: Raymond L. Yang
                                                  Title: CEO

Accepted and Agreed to as
of the date first above written:

/s/ Michael Li Guangxin
-----------------------
Michael Li Guangxin

Confidential            Copyright (C) 2004 Linktone Ltd.           Page 24 of 26

                                                                       Exhibit E

                           Form of Release Certificate

______________ ("You") and Linktone Ltd. (the "Company") have agreed to enter into this Release Certificate on the following terms:

      Within ten (10) days after you sign this Release Certificate (which you may sign no sooner than the last day of your employment with the Company), you will become eligible to receive severance benefits in accordance with the terms of your Employment Agreement dated [date] ("Agreement").

      In return for the consideration described in the Agreement, you and your representatives completely release Linktone Ltd., its affiliated, related, parent or subsidiary corporations, and its and their present and former directors, officers, and employees (the "Released Parties") from all claims of any kind, known and unknown, which you may now have or have ever had against any of them, or arising out of your relationship with any of them, including all claims arising from your employment or the termination of your employment, whether based on contract, tort, statute, local ordinance, regulation or any comparable law in any jurisdiction ("Released Claims"). By way of example and not in limitation, the Released Claims shall include any claims arising under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Worker Adjustment and Retraining Notification Act, the Age Discrimination in Employment Act, and the New York Human Rights Law, or any comparable law of any other jurisdiction or nation, as well as any claims asserting wrongful termination, breach of contract, breach of the covenant of good faith and fair dealing, negligent or intentional misrepresentation, and defamation and any claims for attorneys' fees. You also agree not to initiate or cause to be initiated against any of the Released Parties any lawsuit, compliance review, administrative claim, investigation or proceedings of any kind which pertain in any manner to the Released Claims.

      You acknowledge that the release of claims under the Age Discrimination in Employment Act ("ADEA") is subject to special waiver protection. Therefore, you acknowledge the following: (a) you have had 21 days to consider this Release Certificate (but may sign it at any time beforehand if you so desire); (b) you can consult an attorney in doing so; (c) you can revoke this Release Certificate within seven (7) days of signing it by sending a certified letter to that effect to [name and address]; and that (d) notwithstanding the foregoing, the portion of this Release Certificate that pertains to the release of claims under the ADEA shall not become effective or enforceable and no funds shall be exchanged until the 7-day revocation period has expired, but that all other provisions of this Release Certificate will become effective upon its execution by the parties.

      The parties agree that this Release Certificate and the Agreement contain all of our agreements and understandings with respect to their subject matter, and may not be contradicted by evidence of any prior or contemporaneous agreement, except to the extent that the provisions of any such agreement have been expressly referred to in this Release Certificate or the Agreement as having continued effect. It is agreed that this Release Certificate shall be governed by the laws of the State of New York. If any provision of this Release Certificate or its application to any person, place, or circumstance is held by a court of competent jurisdiction to be invalid, unenforceable, or void, the remainder of this Release Certificate and such provision as applied to other person, places, and circumstances will remain in full force and effect.

      Please note that this Release Certificate may not be signed before the last day of your

Confidential            Copyright (C) 2004 Linktone Ltd.           Page 25 of 26
employment with the company, and that your eligibility for severance benefits is conditioned upon meeting the terms set forth in the Agreement.

_______________________________     Date:  ___________________
          [Employee]

_______________________________     Date:  ___________________
       [Company Signatory]

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